Exhibit 99

MEREDITH REPORTS FISCAL 2012 FIRST QUARTER RESULTS
50 Percent Dividend Increase Reaffirms Strong Free Cash Flow Generation
Authorizes $100 Million Stock Repurchase Program

DES MOINES, IA (October 26, 2011) - Meredith Corporation (NYSE: MDP), the leading media and marketing company serving American women, today reported fiscal 2012 first quarter earnings per share of $0.48, compared to $0.56 in the year-ago period. Revenues were $328 million, compared to $343 million. Meredith recorded approximately $11 million, or $0.15 per share, less of political advertising revenues in the first quarter of fiscal 2012 than in the year-ago period, which is expected in an off-election year.
“Fiscal 2012 is off to a solid start,” said Meredith Chairman and Chief Executive Officer Stephen M. Lacy. “We continue to be highly confident in the strength of Meredith's diversified business model, and our ability to generate significant and sustainable free cash flow from our assets by leveraging the strength of our brands. Our new financial strategy - built on a commitment to Total Shareholder Return (TSR) and prudent capital stewardship - reaffirms this pledge to our shareholders.”
Lacy noted that Meredith has executed the following strategic initiatives since the start of fiscal 2012:

•
Increased the dividend on Meredith stock by 50 percent from $1.02 to $1.53 per share annually. The new dividend corresponds to a yield of 6.1 percent, based on Meredith's closing price of $24.89 on October 25. It represents a dividend payout ratio of approximately 55 percent.

•	Authorized a new $100 million repurchase program of Meredith common stock.

•
Launched the Meredith Engagement Dividend. This innovative product guarantees marketers a return on their advertising investment in Meredith magazines by combining The Nielsen Company's Homescan data with Meredith's 85-million name database to prove advertising in Meredith titles increases retail sales.

•
Agreed to acquire the popular and award-winning Every Day with Rachael Ray magazine - which has more than 7 million readers - and its related digital assets. The agreement extends Meredith's leadership in providing best-in-class food content to consumers and advertisers alike.

•
Extended its very successful brand licensing arrangement with Walmart Stores Inc. through 2016. The new contract includes an expansion of the Better Homes and Gardens branded home décor and garden program at Walmart stores across the United States and Canada.

•
Unveiled a new go-to-market positioning for its marketing services arm - now rebranded as Meredith Xcelerated Marketing (MXM) - to reflect the many capabilities developed over the last five years in digital, database, social and mobile media.

•
Invested in Iris, a leading global marketing company, and created the Meredith-Iris Global Network to serve the increasing global needs of MXM's domestic clients, and open the doors to new clients in the European and Asia-Pacific markets.

“Our goal is to deliver attractive organic growth and margin expansion while remaining dedicated to a balanced Total Shareholder Return agenda,” Lacy said. “The actions taken so far in fiscal 2012 reflect this commitment, and demonstrate our ongoing ability to generate strong and sustainable free cash flow, even in the current economic climate.”
OPERATING DETAIL
NATIONAL MEDIA GROUP

Fiscal 2012 first quarter National Media Group operating profit was $36 million, compared to $40 million in the prior-year period. Revenues were $259 million, compared to $267 million. Expenses decreased 2 percent.

“Print and digital advertising revenues continue to be challenged - primarily the food and beverage and pharmaceutical categories - due to higher commodity cost pressures and fewer pharmaceutical drugs in the marketplace,” Lacy said. “The remainder of our National Media Group activities posted solid performance in the quarter, including circulation, Meredith Xcelerated Marketing and brand licensing.”

Total magazine and online advertising revenues were $124 million in the first quarter of fiscal 2012, compared to $136 million in the prior-year period. Average net advertising revenues per magazine page increased approximately 4 percent. The food and beverage and pharmaceuticals categories together accounted for the entire net revenue decline in the quarter. Revenues for Meredith's second-largest category, toiletries and cosmetics, grew 20 percent in the quarter and was Meredith's best-performing category, reflecting concentrated efforts to increase beauty advertising across its women's portfolio.

To improve national media advertising performance, Meredith introduced a new research-driven product that provides marketers a guaranteed return on their advertising investment in Meredith magazines.  An industry first, the Meredith Engagement Dividend proves increased product sales at retail as a result of print advertising in Meredith brands by using The Nielsen Company's highly regarded Homescan data and Meredith's 85 million name database.

Meredith's brands continued to resonate strongly with American consumers in the first quarter of fiscal 2012, compared to the prior-year period, as demonstrated by:

•	Growth in circulation revenues, driven by gains in both subscription and newsstand revenues. Additionally, online subscription orders more than doubled to 400,000.

•	An increase in readership of Meredith's magazines, which stood at 111 million according to the most recent data from Mediamark Research and Intelligence.

•
Higher traffic to Meredith's branded websites. Monthly unique visitors rose 25 percent to 24 million, and page views increased 35 percent to 300 million. Of note, approximately 5 percent of visitors to Meredith's sites came via mobile devices.

•	Expansion of Meredith's electronic tablet issues and capabilities, including new subscription offerings for the Apple iPad and Barnes & Noble NOOK Color.

Brand Licensing revenues increased more than 10 percent, led by sales of Better Homes and Gardens-branded products at Walmart. Meredith recently extended its program at Walmart through 2016, including an expansion of the product line, reaffirming the importance of the Better Homes and Gardens brand to Walmart's retail home business.

Meredith Xcelerated Marketing continued to deliver revenue and operating profit growth in the first quarter of fiscal 2012. MXM's new market positioning reflects its ability to create comprehensive marketing programs using a data-driven strategic process that significantly builds customer value and loyalty across multiple channels. “Additionally, our new relationship with Iris now allows us to provide these services on a global scale,” Lacy added.
LOCAL MEDIA GROUP
Fiscal 2012 first quarter Local Media Group operating profit was $11 million, compared to $17 million in the prior-year period. Total revenues were $69 million, compared to $76 million. Meredith recorded approximately $11 million less of political advertising revenues in the first quarter of fiscal 2012.
Looking more closely at non-political advertising performance in the first quarter of fiscal 2012, compared to the prior-year period:

•	Revenues rose 3 percent to $59 million, the eighth-consecutive quarter of year-over-year improvement. Performance was strongest at Meredith's stations in Portland, Hartford/Springfield and Las Vegas.

•	Automotive increased 4 percent, on top of 40 percent growth in the prior year quarter.

•	All of Meredith's five-largest categories grew revenues.

•	Digital revenues increased more than 25 percent.

•	Meredith outperformed the industry as a whole, according to Television Bureau of Advertising data.

“We were able to leverage our strong news ratings to drive advertising growth across our largest categories and markets, and once again prove local television's unique power to drive consumers to retail,” Lacy said.

The Local Media Group also continued to strengthen Other Revenues - up 40 percent - during the first quarter of fiscal 2012. The increase reflected Meredith's management of Peachtree TV (WPCH-TV) in Atlanta, which began on March 28, 2011. This strategic partnership provides Meredith access to a larger share of the growing Atlanta advertising marketplace; an expanded lineup of sports programming; and increased inventory.

Additionally, Meredith Video Studios posted solid revenue growth. During the quarter, the daily Better syndicated television show increased its carriage to approximately 140 markets reaching more than 80 percent of U.S. television households. In September, Better launched in New York City - the nation's largest television market - and it now airs in nine of the country's Top 10 markets.

OTHER FINANCIAL INFORMATION
For the trailing 12 month period ended Sept. 30, 2011, Meredith:

•	Generated more than $190 million in cash flow from operations.

•	Repurchased approximately 1 million shares.

•	Reduced debt to $250 million. The weighted average interest rate on Meredith's debt was 4.4 percent, and the debt-to-EBITDA ratio was 1 to 1 at Sept. 30, 2011.
In addition, total Company expenses declined 2 percent in the first quarter of fiscal 2012, the fifth consecutive sequential quarter of year-over-year expense reductions.
All earnings per share figures in the text of this release are diluted. Both basic and diluted earnings per share can be found in the attached Condensed Consolidated Statements of Earnings.
OUTLOOK
With nine weeks remaining in the second quarter of fiscal 2012, compared to the prior year period:

•
Meredith expects second quarter National Media Group advertising revenue performance similar to what it has experienced so far in calendar 2011, which has been down in the 8 to 12 percent range. Meredith is cycling against its strongest quarter of fiscal 2011 advertising performance (+4 percent).

•	Local Media Group non-political advertising revenues are currently pacing up in the mid single-digit range.
Meredith currently expects fiscal 2012 second quarter earnings per share to range from $0.65 to $0.70. Meredith recorded approximately $22 million, or $0.30 per share, in political advertising revenues in the second quarter of fiscal 2011.
Meredith continues to expect fiscal 2012 earnings per share to range from $2.40 to $2.80.
A number of uncertainties remain that may affect Meredith's outlook as stated in this press release for the second fiscal quarter and full year of fiscal 2012. These uncertainties are referenced below under “Safe Harbor” and in certain filings with the U.S. Securities and Exchange Commission.
CONFERENCE CALL WEBCAST
Meredith will host a conference call on October 26, 2011 at 8:00 a.m. EDT to discuss first quarter fiscal 2012 results. A live webcast will be accessible to the public on the Company's website, www.meredith.com, and a replay will be available for two weeks. A transcript will be available within 48 hours of the call at www.meredith.com.
RATIONALE FOR USE AND ACCESS TO NON-GAAP RESULTS
Management uses and presents GAAP and non-GAAP results to evaluate and communicate the performance of the Company. Non-GAAP measures should not be construed as alternatives to GAAP measures. EBITDA is a common supplemental measure of performance used by investors and financial analysts. Management believes that EBITDA provides an additional analytical tool to clarify the Company's results from core operations and delineate underlying trends. Meredith does not use EBITDA as a measure of liquidity or funds available for management's discretionary use because they include certain contractual and non-discretionary expenditures.
Reconciliations of non-GAAP to GAAP measures are included in the attached tables. The attached condensed consolidated financial statements and reconciliation tables will be made available at www.meredith.com.

SAFE HARBOR
This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the Company and its operations. Statements in this announcement that are forward-looking include, but are not limited to, the statements regarding advertising revenues and investment spending, along with the Company's revenue and earnings per share outlook for the second fiscal quarter and full year fiscal 2012.
Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company's industries; unexpected changes in interest rates; and the consequences of acquisitions and/or dispositions. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.
ABOUT MEREDITH CORPORATION
Meredith Corporation (NYSE: MDP; www.meredith.com) is the leading media and marketing company serving American women.  A hallmark of Meredith's business model and financial profile is its ability to consistently generate substantial free cash flow by leveraging the strength of its multi-platform portfolio. Meredith features multiple well-known national brands - including Better Homes and Gardens, Parents, Family Circle, Ladies' Home Journal, Fitness, More and American Baby - along with local television brands in fast-growing markets.  Meredith is the industry leader in creating content in key consumer interest areas such as home, family, health and wellness and self-development.  Meredith uses multiple distribution platforms - including print, television, online, mobile, tablets, and video - to give consumers content they desire and to deliver the messages of its advertising and marketing partners. According to the Advertising Industry Reports (AIR) survey of over 1,500 agency and marketing professionals, Meredith is the nation's “Highest Rated Media Company.”  Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation's top brands and companies. Meredith has significantly added to its marketing solution capabilities in recent years through the acquisition of cutting-edge companies in areas such as digital, mobile, word-of-mouth, social and database marketing.
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Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Vice President/Corporate Communications
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@Meredith.com	E-mail: Art.Slusark@Meredith.com

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

Three Months Ended September 30,	2011	2010
(In thousands except per share data)
Revenues
Advertising	$184,317	$204,825
Circulation	66,589	65,940
All other	77,003	71,975
Total revenues	327,909	342,740
Operating expenses
Production, distribution, and editorial	136,885	142,841
Selling, general, and administrative	142,971	141,932
Depreciation and amortization	9,832	9,785
Total operating expenses	289,688	294,558
Earnings from operations	38,221	48,182
Interest expense, net	(2,719)	(3,511)
Earnings from continuing operations before income taxes	35,502	44,671
Income taxes	(13,875)	(18,609)
Earnings from continuing operations	21,627	26,062
Loss from discontinued operations, net of taxes	—	(355)
Net earnings	$21,627	$25,707

Basic earnings per share
Earnings from continuing operations	$0.48	$0.58
Discontinued operations	—	(0.01)
Basic earnings per share	$0.48	$0.57
Basic average shares outstanding	45,009	45,483

Diluted earnings per share
Earnings from continuing operations	$0.48	$0.57
Discontinued operations	—	(0.01)
Diluted earnings per share	$0.48	$0.56
Diluted average shares outstanding	45,187	45,748

Dividends paid per share	$0.255	$0.230

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

Three Months Ended September 30,	2011	2010
(In thousands)
Revenues
National media group
Advertising	$124,457	$135,502
Circulation	66,589	65,940
Other revenues	67,566	65,273
Total national media group	258,612	266,715
Local media group
Non-political advertising	59,277	57,748
Political advertising	583	11,575
Other revenues	9,437	6,702
Total local media group	69,297	76,025
Total revenues	$327,909	$342,740

Operating profit
National media group	$36,004	$39,630
Local media group	11,057	16,728
Unallocated corporate	(8,840)	(8,176)
Income from operations	$38,221	$48,182

Depreciation and amortization
National media group	$3,361	$3,352
Local media group	5,989	5,928
Unallocated corporate	482	505
Total depreciation and amortization	$9,832	$9,785

EBITDA [1]
National media group	$39,365	$42,982
Local media group	17,046	22,656
Unallocated corporate	(8,358)	(7,671)
Total EBITDA [1]	$48,053	$57,967

1 EBITDA is earnings from continuing operations before interest, taxes, depreciation, and amortization.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	September 30, 2011	June 30, 2011
(In thousands)
Current assets
Cash and cash equivalents	$18,948	$27,721
Accounts receivable, net	213,444	212,365
Inventories	23,559	21,529
Current portion of subscription acquisition costs	52,842	54,581
Current portion of broadcast rights	10,104	3,974
Other current assets	21,414	13,568
Total current assets	340,311	333,738
Property, plant, and equipment	454,419	459,257
Less accumulated depreciation	(261,118)	(272,819)
Net property, plant, and equipment	193,301	186,438
Subscription acquisition costs	52,973	54,286
Broadcast rights	2,164	1,292
Other assets	61,849	66,940
Intangible assets, net	550,165	545,101
Goodwill	544,521	525,034
Total assets	$1,745,284	$1,712,829

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$50,000	$50,000
Current portion of long-term broadcast rights payable	14,632	8,548
Accounts payable	67,162	82,878
Accrued expenses and other liabilities	91,258	115,735
Current portion of unearned subscription revenues	148,610	151,831
Total current liabilities	371,662	408,992
Long-term debt	200,000	145,000
Long-term broadcast rights payable	6,641	5,431
Unearned subscription revenues	120,094	120,024
Deferred income taxes	167,473	160,709
Other noncurrent liabilities	99,325	97,688
Total liabilities	965,195	937,844
Shareholders' equity
Common stock	36,194	36,282
Class B stock	8,773	8,776
Additional paid-in capital	53,128	58,274
Retained earnings	697,929	687,816
Accumulated other comprehensive loss	(15,935)	(16,163)
Total shareholders' equity	780,089	774,985
Total liabilities and shareholders' equity	$1,745,284	$1,712,829

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

Three Months Ended September 30,	2011	2010
(In thousands)
Cash flows from operating activities
Net earnings	$21,627	$25,707
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation	7,316	7,299
Amortization	2,516	2,488
Share-based compensation	4,023	3,167
Deferred income taxes	8,164	7,593
Amortization of broadcast rights	3,429	4,413
Payments for broadcast rights	(3,137)	(4,866)
Excess tax benefits from share-based payments	—	(228)
Changes in assets and liabilities	(40,312)	(18,451)
Net cash provided by operating activities	3,626	27,122

Cash flows from investing activities
Acquisitions of businesses	(30,424)	(25,020)
Additions to property, plant, and equipment	(14,134)	(2,910)
Other	(3,543)	—
Net cash used in investing activities	(48,101)	(27,930)
Cash flows from financing activities
Proceeds from issuance of long-term debt	60,000	12,500
Repayments of long-term debt	(5,000)	(27,500)
Purchases of Company stock	(8,966)	(5,523)
Dividends paid	(11,514)	(10,503)
Proceeds from common stock issued	1,182	4,746
Excess tax benefits from share-based payments	—	228
Other	—	(51)
Net cash provided by (used in) financing activities	35,702	(26,103)
Net decrease in cash and cash equivalents	(8,773)	(26,911)
Cash and cash equivalents at beginning of period	27,721	48,574
Cash and cash equivalents at end of period	$18,948	$21,663

Table 1
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

EBITDA
Consolidated EBITDA, which is reconciled to earnings from continuing operations in the following tables, is defined as earnings from continuing operations before interest, taxes, depreciation, and amortization.

Segment EBITDA is a measure of segment earnings before depreciation and amortization.

	Three Months Ended September 30, 2011
	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$258,612	$69,297	$—	$327,909

Operating profit	$36,004	$11,057	$(8,840)	$38,221
Depreciation and amortization	3,361	5,989	482	9,832
EBITDA	$39,365	$17,046	$(8,358)	48,053
Less:
Depreciation and amortization				(9,832)
Net interest expense				(2,719)
Income taxes				(13,875)
Earnings from continuing operations				$21,627

Segment EBITDA margin	15.2%	24.6%

	Three Months Ended September 30, 2010
	National Media	Local Media	Unallocated Corporate	Total
(In thousands)
Revenues	$266,715	$76,025	$—	$342,740

Operating profit	$39,630	$16,728	$(8,176)	$48,182
Depreciation and amortization	3,352	5,928	505	9,785
EBITDA	$42,982	$22,656	$(7,671)	57,967
Less:
Depreciation and amortization				(9,785)
Net interest expense				(3,511)
Income taxes				(18,609)
Earnings from continuing operations				$26,062

Segment EBITDA margin	16.1%	29.8%